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                                                                   EXHIBIT 12(a)

                      TEXAS INSTRUMENTS TUSCON CORPORATION
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (Dollars in thousands)




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
                                                                                                            Six Months
                                                                                                              July 1,
                                                   1995        1996         1997       1998        1999        2000
                                                  -------     -------     -------     -------     -------   ----------
Income from continuing operations before
  income taxes and fixed charges:
       Income before extraordinary item,
         interest expense on loans,
         capitalized interest amortized,
         and provision for income taxes .....     $41,051     $40,497     $46,964     $48,762     $62,926     $63,293
      Add interest attributable to
         rental and lease expense ...........          99          99          90         130         151          70
                                                  -------     -------     -------     -------     -------     -------
                                                  $41,150     $40,596     $47,054     $48,892     $63,077     $63,363
                                                  =======     =======     =======     =======     =======     =======

Fixed charges:
   Total interest on loans (expensed)
      and capitalized) ......................     $ 1,032     $   601     $   358     $   414     $   291     $ 4,411
   Interest attributable to rental
      and lease expense .....................          99          99          90         130         151          70
                                                  -------     -------     -------     -------     -------     -------
Fixed charges ...............................     $ 1,131     $   700     $   448     $   544     $   442     $ 4,481
                                                  =======     =======     =======     =======     =======     =======


Ratio of earnings to fixed charges ..........        36.4        58.0       105.0        89.9       142.7        14.1
                                                  =======     =======     =======     =======     =======     =======
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